     As filed with the Securities and Exchange Commission on June 19, 2000



                                                     Registration No. 333-34460


===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                         MARTEK BIOSCIENCES CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                       52-1399362
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                      Identification Number)

                      ------------------------------------

                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045
                                 (410) 740-0081
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               HENRY LINSERT, JR.
                            CHIEF EXECUTIVE OFFICER
                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045
                                 (410) 740-0081
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                      111 SOUTH CALVERT STREET, 16TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 659-2700

                                 --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            -----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                SUBJECT TO COMPLETION


                                                                 JUNE __ , 2000


                         MARTEK BIOSCIENCES CORPORATION

                        2,865,768 SHARES OF COMMON STOCK

                     804,891 COMMON STOCK PURCHASE WARRANTS


         The shareholders named on page 13 are offering to sell up to 2,865,768 shares of our common stock and up to 804,891 common stock purchase warrants.



         Our common stock is traded on the Nasdaq Stock Market under the symbol "MATK." On June 16, 2000, the last reported sale price of our common stock on Nasdaq was $17.625 per share.


                         ------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                         ------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON STOCK OR THE COMMON STOCK PURCHASE WARRANTS, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is June   , 2000.

                                  OUR BUSINESS



                  Martek Biosciences Corporation was founded in 1985. Our principal executive offices are located at 6480 Dobbin Road, Columbia, Maryland 21045, and our telephone number is (410) 740-0081. We develop, manufacture and sell products from microalgae.



                  Microalgae are microplants. We have pioneered the commercial development of microalgae into a portfolio of high value products and product candidates consisting of the following:



     - NUTRITIONAL PRODUCTS - Over the past eight years, we have developed production methods and intellectual property for two unusual fatty acids, docosahexaenoic acid, derived from algae and known as DHA, and arachidonic acid, derived from fungus and known as ARA. These fatty acids are found in cell membranes throughout the body, but are concentrated in the brain, central nervous system, retina and heart. Dietary DHA consumption in developed societies has dropped dramatically over the last 50 years. DHA uses span from prevention to therapeutics and can be delivered via foods, supplements and pharmaceuticals. DHA and ARA together are "good fats" that may play a beneficial roll in the development of the eyes and central nervous systems of newborns and in promoting adult mental and cardiovascular health.



     - STABLE ISOTOPE PRODUCTS - We have developed several other product and product candidates from microalgae including isotopically labeled products such as amino acids and sugars. These products are sold into the pharmaceutical industry enabling researchers the ability to evaluate three-dimensional structures of certain proteins using nuclear magnetic resonance, known as NMR technology.



     - OTHER PRODUCTS - We are also developing new fluorescent marker products from microalgae that have potential applications in the diagnostics area bring greater sensitivity to existing tests and applications. Additionally, our genomics group has developed key intellectual property for future genetic transfer of algae that some day may allow the expression of DHA on other high value products from the enormous algal gene pool into common plants such as corn.

                                  RISK FACTORS



                  You should carefully consider the following risk factors, as well as the other information in this prospectus and all of the information incorporated by reference before purchasing our common stock.



IF OUR INFANT FORMULA LICENSEES ARE NOT SUCCESSFUL IN SELLING PRODUCTS SUPPLEMENTED WITH OUR NUTRITIONAL OILS, WE WILL NOT GENERATE ADEQUATE PRODUCT SALES OR ROYALTIES.



                  We have almost no control over the factors that will determine most of our future revenues. Although we sell some of our product directly to the customer, most of our product sales are derived from licenses. The licensees use our products in the merchandise they market to the public. Our future revenues will be based on the number of licenses sold, the amount of our products that they sell and related royalty fees earned. We depend on sizable product orders from infant formula licensees and other marketing partners. Therefore, the relationship with each of our customers is critically important to our business. While we have detailed contracts with each customer, changes to product pricing, royalty rates and delivery timetables may be required to meet demands and expectations.



                  In the first six months of fiscal 2000, we generated approximately $1,000,000 in product sales and royalties received from infant formula manufacturers that have licensed our nutritional oils. Our licensees are responsible for all clinical tests, regulatory approvals, and marketing related to products containing our nutritional oils. The licensees are not required to use our nutritional oils in any of their products. They are also not restricted under the licensing agreements from obtaining our nutritional oils from other sources for use in their infant formula products. Some of our licensees have introduced infant formula products containing our nutritional oils overseas. Future revenues, however, will depend on:



                  - Increases in the number of licensees using our oils in their infant formula products overseas, and



                  - the number of products containing our oils introduced in the U.S. (once FDA regulation approval is obtained, if at all)



Our customers are generally large and complex companies, and the launch cycles of new products are typically long and unpredictable. In order to provide for these customers, we are required to make considerable up-front investments without any assurance of future revenues.

IF OUR CURRENT PRODUCTION CAPACITY DOES NOT INCREASE IN THE FUTURE, WE MAY BE UNABLE TO MEET FUTURE DEMAND FOR OUR PRODUCTS.



                  We believe that our plant will be able to produce our nutritional DHA oil in sufficient quantity to meet near-term demand. However, we are unable to predict whether we have sufficient manufacturing capacity to meet future market requirements. We have conducted DHA production trials with third-party manufacturers to prepare for future DHA oil demand in excess of our current plant capacity, but we do not currently have a third party manufacturing agreement in place. The failure to meet demand for our nutritional oils could encourage our infant formula licensees and other nutritional product customers to look for alternative manufacturing sources.



                  Our strategy for the development and manufacturing of our products may include entering into various collaborations with corporate partners, licensors, licensees and others. For example, in 1996, we entered into a manufacturing agreement with a third party manufacturer for its production of our ARA oil. Although we are able to produce ARA oil in our Winchester, Kentucky manufacturing plant, a halt in supply from this third party ARA oil manufacturer could mean that we are unable to meet product demand in the short-run. If the supply shortage continued, our ability to meet long-term product demand might also be affected.



                  We may not succeed in negotiating acceptable terms for the supply of either DHA or ARA in the future. Alternatively, we may determine that collaborative arrangements are no longer beneficial to our operations, and instead produce this oil ourselves. Unsuccessful collaborative arrangements could also adversely affect the development and manufacture of our products.



IF WE ARE UNABLE TO OBTAIN FDA AND OTHER GOVERNMENT APPROVALS, WE WILL BE UNABLE TO MARKET SOME OR ALL OF OUR PRODUCTS.



                  A number of government authorities in the United States and other countries regulate our products and our manufacturing and research activities. This includes the FDA pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates, to varying degrees and sometimes in very different ways, infant formulas, dietary supplements, medical foods, nutritional products that are introduced to the body through the intestines or by other means, and diagnostic and pharmaceutical products. Generally, authorities regulate prescription pharmaceuticals and most diagnostic products more rigorously than foods, such as dietary supplements. Infant formulas are special types of food that are regulated more rigorously than most other types of foods.

                  The time required to obtain clearances from additional foreign countries may vary. It may be longer or shorter than that required by the FDA. Additional foreign clearances may not be obtained on a timely basis, if at all.



                  Together with our licensees we are in the process of responding to certain questions raised by the FDA in connection with evaluating our oils for inclusion in U.S. infant formula. As part of this process, during February 2000, we filed a generally recognized as safe ("GRAS") notification with the FDA for the use of its DHA and ARA in infant formula. We believe that the data establish that our sources of ARA and DHA are GRAS when used in infant formula. We also believe that the FDA review of the GRAS notification will have a favorable outcome. In the event that the FDA review results in a favorable outcome, each licensee will still need to obtain a separate FDA authorization before marketing an infant formula with our sources of DHA and ARA. We believe that this regulatory process will take a minimum of three to six additional months.



                  Many of the products are in research and development phases. We cannot predict all regulatory requirements or issues that may apply to or arise in connection with our products. The adoption of new or changes in existing laws, regulations or policies could prevent us from achieving compliance with regulatory requirements. Our licensees and collaborators will also be affected by legal and regulatory adjustments. Such changes could also affect the timing of achieving such clearances.



                  The FDA regulatory process may be costly and time consuming. Therefore, we decide on a product-by-product basis whether to handle FDA regulatory requirements independently or to assign such responsibilities to our licensees or future collaborative partners. If the clearances are delayed or not achieved at all, it may adversely effect our business, financial condition and results of operations. If we lose previously received approvals or clearances, or fail to comply with existing or future regulatory requirements, it would have a similar adverse effect.



                  It is unclear how our products derived from microalgae, such as fluorescent detection, will be regulated by the FDA. They may be treated as either medical devices or as a combination medical device/drug product to the extent that they are used in the diagnosis, mitigation, treatment, cure or prevention of diseases. This more stringent classification subjects these products to premarket clearances and regulatory approvals.

                  In order to market pharmaceutical uses of products derived from microalgae, we must first successfully complete the required clinical testing of these products. Potential obstacles may include:



                  - our ability to develop the extensive data needed to establish the safety and efficacy of our products; and



                  - the possibility that authorities will begin to regulate these drug products as biological products or as controlled substances. This more stringent testing would have a detrimental affect on marketing and other requirements.



BECAUSE WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT, WE NEED SIGNIFICANT ADDITIONAL CAPITAL.



                  We face several risks relating to the acquisition of funding necessary to adequately develop and market our products. We will pursue various financing alternatives to obtain these funds, potentially including:



                  -        equity issuances;


                  -        asset-based borrowing;


                  -        additional lease financing; and


                  -        collaborative arrangements with partners.


As our business grows, we predict that we will need to raise funds to cover manufacturing and marketing expenses. We may need to expand our existing facilities in order to accommodate new products and increased production. It is possible that we will have to build or purchase new facilities in order to meet growing market needs.



                  Because of market variables, future funding for these activities may not be available, or may not be available on terms conducive to successful commercialization of our products. Our limited debt financing arrangements require that we meet financial covenants related to our outstanding term loans. Our ability to maintain adequate debt funding will be largely contingent on our ability to:


































                  -        continue to comply with existing debt covenants; and


                  - establish additional debt financing arrangements on satisfactory terms, if at all.

                  If adequate funds are not available, we may be required to scale back our research, development, manufacturing, and commercialization programs. If we are forced to obtain funds through arrangements with collaborative partners, we may have to relinquish technology or product rights including patent and other intellectual property rights.



IF OUR HISTORY OF OPERATING LOSSES CONTINUES, THERE WILL BE UNCERTAINTY REGARDING OUR FUTURE FINANCIAL RESULTS.



                  We have experienced net operating losses since our inception. As of April 30, 2000, our cumulative net loss was $81,781,000. Many of our products require substantial additional research, laboratory and clinical testing, and regulatory approval.



                  We expect to receive most of our future revenues from sales of products, royalty income, and licensing fees. We first realized revenues from our products for use in molecular structure research and structure-based drug design in 1989. We recognized revenues from license fees and sales of sample quantities of nutritional and diagnostic products in 1992. In 1995, we recognized our first product and royalty revenues from sales of infant formula containing the nutritional oils DHA and ARA. In 1996, we began to realize revenues from the sale of Neuromins(R), a dietary supplement derived from one of our nutritional oils. The following figures represent our financial records as of the six months ended April 30, 2000.



                  -    Total revenue: $4,159,000.



                  -    Research and development revenue: $730,000.



                  -    Nutritional product sales: $2,063,000



                  -    Stable isotope and other product sales: $1,157,000



                  -    Royalties: $198,000



We predict that nutritional product sales and royalties will be our main revenue generator in the future.



BECAUSE WE OPERATE IN AN EMERGING INDUSTRY, THE MARKET PRICE OF OUR STOCK IS VOLATILE.



                  The market price of our common stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and bioscience companies. Under current circumstances, we have limited liquidity.

Since our initial public offering of common stock on November 23, 1993, the average daily trading volume in the common stock as reported on the Nasdaq National Market has been 149,045 shares. A more active trading market may develop in the future. Our 52-week trading price range for the week ending June 9, 2000 is $5.25 to $32.00.



BECAUSE WE HAVE LIMITED CAPITAL AND ARE HEAVILY FINANCED, WE ARE VULNERABLE TO TAKEOVERS.







































































































































                  Our Board of Directors is divided into three classes with each class of directors being elected to three-year terms on a rotating basis. As such, only approximately one-third of the members of our board stand for election every year. We have adopted a stockholder rights plan which may have the effect of deterring hostile or coercive attempts to acquire the company. The plan is effective when any person or group acquires more than 20% of our common stock without approval of the board. Once triggered, the plan distributes rights to stockholders enabling those stockholders to acquire shares of our common stock, or that of an acquiror, at a substantial discount to the public market price. We have reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the Stockholder Rights Plan. We are authorized to issue an additional 4,700,000 shares of preferred stock in one or more series, having terms fixed by the board, without a stockholder vote. While the board has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.



IF SHARES ELIGIBLE FOR FUTURE SALE ARE SOLD, OUR ABILITY TO RAISE CAPITAL MAY BE ADVERSELY IMPACTED.



                  The exercise of outstanding stock options and warrants will dilute the percentage ownership of our common stock. This risk relates to the number of stocks options and warrants currently issued.



- As of April 30, 2000, we had 17,572,279 outstanding shares of common stock, substantially all available for sale in the public marketplace.



- As of April 30, 2000, there were also outstanding stock options to purchase an aggregate of 2,862,810 shares of common stock at exercise prices ranging from $6.25 to $34.25 per share and outstanding warrants issued in connection with the Common Stock and Warrant Purchase agreements dated April 27, 1998, May 28, 1999, and February 8, 2000 totaling 804,891 shares at exercise prices between $7.51 and $18.76 per share.



IF WE ARE UNABLE TO KEEP UP WITH RAPIDLY EVOLVING TECHNOLOGY INHERENT IN OUR INDUSTRY, WE WILL SUFFER SIGNIFICANT FINANCIAL HARM.

                  We operate in a rapidly evolving field. Competition from larger, more experienced and better capitalized companies, including BASF and Hoffman-LaRoche, has been and will be intense. Our products and technologies are vulnerable to developments by our competitors. It is crucial that we keep pace with new technological developments. We believe we have devised the most efficient method of producing DHA and ARA. However, there are DHA-containing fish oils, produced and or marketed by BASF and Hoffman-LaRoche that are potential competition and we are aware of another Company which produces DHA from fungal sources. In addition, it is possible to derive DHA and ARA from egg yolk lipids. We are aware of several European infant formula manufacturers that add DHA derived from these alternative sources to their infant formula.



BECAUSE THERE IS TREMENDOUS UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY IN OUR INDUSTRY, WE ARE VULNERABLE.



                  Our success depends upon our ability to obtain patent and trade secret protection and avoid infringing the proprietary rights of others. To date, we have obtained 7 U.S. patents and a number of patents outside the U.S. covering aspects of our nutritional oils, and 25 U.S. patents covering various aspects of our technology. These patents will expire on various dates between 2007 and 2015. We have other patent applications pending. In addition, circumstances occasionally require that we rely on the licenses of patents and technology third parties.



                  Our current patents cover:



                  -        Aspects of DHA and ARA;



                  -        Blending of DHA and ARA in products;



                  -        Our photobioreactor system for culturing microalgae;



                  - Celtone(R) technology- our cell growth medium for bacteria and yeast;



                  - Celtone (R) M technology- our isotopically labeled mammalian cell growth medium; and



                  - Our combinatorial library of molecules, which includes small, flexible, stable isotopically labeled molecules for use as probes of the binding site of any receptor.



We also rely on trade secrets and proprietary know-how, which we protect in part by confidentiality agreements with our collaborators, employees and consultants.

                  We have filed applications for other patents in the United States covering additional features of our nutritional oils. We have not yet been awarded any European patents relating to our ARA-containing oil. Accordingly, competitors may be able to produce, sell and use ARA in Europe until patents are issued or have been invalidated using similar or identical processes to those used by us. Failure to achieve adequate patent and trade secret protection could affect future sales of our nutritional oils, as well as our future royalty and license fee revenues.



BECAUSE WE HAVE NO CLINICAL AND LIMITED REGULATORY COMPLIANCE CAPABILITIES, WE MUST INVEST HEAVILY IN THESE AREAS.



                  We have limited experience and capabilities in the area of product testing. We have limited experience and capabilities in the area of regulatory compliance with respect to our products. We will have to expend significant sums of money to acquire and expand such capabilities. We may need to reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities. These capabilities will be important to us for the successful commercialization of our existing and potential future nutritional, human diagnostic and pharmaceutical products.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

         - Annual Report on Form 10-K for the fiscal year ended October 31, 1999, as amended;


         - Quarterly Report on Forms 10-Q for the fiscal quarters ended January 31, 2000 and April 30, 2000 respectively;



         -        Current Report on Form 8-K filed on April 17, 2000; and



         -        The description of Martek's common stock contained in Form
                  8-A.


         To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                  Chief Financial Officer
                  Martek Biosciences Corporation
                  6480 Dobbin Road
                  Columbia, Maryland  21045
                  (410) 740-0081

         This prospectus contains forward-looking statements relating to future events or our future financial performance. These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this prospectus, including but not limited to the matters set forth under the heading "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                              RECENT DEVELOPMENTS


         On April 4, 2000, Martek announced that it signed a non-exclusive license agreement with Abbott Laboratories for Martek's technology relating to the use of long-chain polyunsaturated fatty acids in infant formulas. The agreement provides for initial cash payments and would give Martek an ongoing royalty upon Abbott's introduction of products using Martek's technology for DHA and ARA.


                                USE OF PROCEEDS


         We will not receive any proceeds from the sale of the common shares or warrants by the selling stockholders. If all the warrants are exercised in full, we will receive up to approximately $11.2 million, which will be used for general corporate purposes. The selling stockholders may never exercise the warrants in full or at all.


                              SELLING STOCKHOLDERS

         This prospectus relates to the offering by the selling stockholders named in this prospectus of up to 2,865,768 shares of common stock and 804,891 common stock purchase warrants. All of the selling stockholders have acquired common stock in private placements and may acquire additional shares of common stock upon the exercise of warrants issued in the private placements.

         The following table sets forth important information with respect to the selling stockholders as of March 17, 2000, as follows:

         - the name and position or other relationship with Martek within the past three years of the selling stockholders;

         - the number of Martek's outstanding shares of common stock beneficially owned by the selling stockholders (including shares obtainable under warrants exercisable within sixty
                  (60) days of March 17, 2000) prior to this offering.

         - the number of shares of common stock and warrants being offered through this prospectus; and

         - the number and percentage of Martek's outstanding shares of common stock to be beneficially owned by the selling stockholders after the sale of common stock being offered through this prospectus.

         The selling stockholders do not have to sell all of the shares and warrants that they own.

                             Number of Shares
                            Beneficially Owned                          Number of Warrants      Shares Beneficially Owned
                               Prior to the       Number of Shares       Owned and Offered          After the Offering
   Selling Stockholder           Offering         Offered Hereby (1)          Hereby                Number Percentage
   -------------------           --------         ------------------          -------               ------ ----------
Vector Later-Stage Equity         164,300              164,300                 61,172                 0          *
Fund II, L.P. (2)
Moore Global Investments,         721,019              721,019                162,131                 0          *
Ltd.
Remington Investment              158,272              158,272                 35,590                 0          *
Strategies, L.P.
J. N. Whipple, III (3)            379,999               97,699                 24,469              282,300      1.6
Buena Vista Partners, LLC         48,850                48,850                 12,235                 0          *
Vector Later Stage Equity         492,903              492,903                183,517                 0          *
Fund (QP), L.P. (2)
Black Bear Fund I, L.P.           568,866              215,966                 49,838              352,900      2.0
Black Bear Fund II, L.L.C.        47,559                20,877                 4,818               26,682        *
Black Bear Offshore Ltd.          504,597              219,566                 50,669              285,031      1.6

Black Bear Pacific Master         107,448               36,548                 10,964              70,900            *
Fund Unit Trust
George Haywood                   1,107,584             431,934                 99,677              675,650          3.9
State of Wisconsin                2,227,612             575,912                132,903             1,651,700         9.5
Investment Board (4)
MFS Mid Cap Growth Fund           368,071              187,171                 43,193              180,900          1.0
(EXOT)
MFS Mid Cap Growth Fund           183,085              100,785                 23,258              82,300            *
(OTC)
MFS New Discovery Fund            143,978              143,978                 33,226                 0              *
(NDF)
MFS/Sun Life New                   7,199                7,199                  1,661                  0              *
Discovery Fund (NWD)
MFS New Discovery Fund              720                  720                    166                   0              *
(UND)
AGR Halifax Fund, Ltd.            35,994                35,994                 8,306                  0              *

(1) Consists of shares of common stock currently owned by the selling stockholders and offered hereby as well as shares of common stock issuable to such selling stockholders upon exercise of warrants currently held and offered hereby by such selling stockholders.


(2) Sandra Panem, a director of Martek since May 1995, was the President of Vector Fund Management, L.L.C. ("VFM"), which is the general partner of Vector Later-Stage Equity Fund II, L.P. ("VLSEF II") and Vector Later-Stage Equity Fund II (QP), L.P. ("VSELF QP"), and a Senior Vice President of Vector Asset Management, Inc., which is the managing member of VFM and is the general partner of Vector Fund Management L.P., the general partner of Vector Later-Stage Equity Fund L.P. Ms. Panem resigned from all positions with the various Vector entities in 1999.

(3) Includes 36,000 shares of common stock currently owned by J.N. Whipple, Inc., a company controlled by J.N. Whipple. Mr. Whipple disclaims beneficial ownership of the shares of common stock held by
         J. N. Whipple, Inc.

(4) The State of Wisconsin Investment Board holds the securities for the benefit of the Wisconsin Retirement Trust.

                              PLAN OF DISTRIBUTION

         The common stock being offered by the selling stockholders, or by their respective pledgees, donees, transferees, or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or at any other price as the selling stockholders determine from time to time. The common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. It is possible not all, or even none, of the common stock offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the common stock offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the common stock.

         Martek has agreed to indemnify the selling stockholders, or their respective transferees or assignees, against potentially significant liabilities, including liabilities under the Securities Act, or to contribute to payments these selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make.

                                 LEGAL MATTERS


         Hogan & Hartson L.L.P., Baltimore, Maryland has passed upon for Martek certain legal matters with respect to the common shares, warrants and warrant shares offered hereby.


                                    EXPERTS


         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended October 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

===============================================================================

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


TABLE OF CONTENTS                                PAGE

Our Business      ..........................        2
Risk Factors      ..........................        3
Where You Can Find More Information.........       11
Recent Developments.........................       12
Use of Proceeds   ..........................       12
Selling Stockholders .......................       12
Plan of Distribution........................       15
Legal Matters     ..........................       16
Experts           ..........................       16

                         MARTEK BIOSCIENCES CORPORATION

                                  COMMON STOCK
                                      AND
                                    WARRANTS

                                  ------------

                                   PROSPECTUS

                                  ------------


                                  June , 2000


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All the amounts are estimates, except the Commission registration fee. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.



         Securities and Exchange Commission registration fee....................          $      119
         Legal fees and expenses ...............................................               9,000
         Accounting and miscellaneous expenses..................................              10,881
                                                                                          ----------

                  Total.........................................................          $   20,000
                                                                                          ==========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article ELEVENTH of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)           Exhibits

Exhibit
Number            Exhibit Description
-------           -------------------

   4.1* Form of certificate representing shares of Martek common stock, par value $0.10 per share (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-1, File No.
                  33-68922, declared effective November 23, 1993, and incorporated herein by reference).

   5              Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).

   23.1* Consent of Ernst & Young LLP, as independent auditors for the Company.

   23.2 Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).

   24*            Powers of Attorney (included in the Signature Page to this
                  Registration Statement).

   --------------------
   *Filed herewith.


ITEM 17.          UNDERTAKINGS

    (a)           The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland on June 19, 2000.


                                          MARTEK BIOSCIENCES CORPORATION

                                          By: /s/ Henry Linsert, Jr.
                                             ------------------------------
                                              Henry Linsert, Jr.
                                              Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Henry Linsert, Jr., Peter L. Buzy and Michael J. Silver, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: June 19, 2000                                           /s/ Henry Linsert, Jr.
                                                              ----------------------
                                                              Henry Linsert, Jr.
                                                              Chief Executive Officer and Director
                                                              (Principal Executive Officer)

Date: June 19, 2000                                           /s/ Peter L. Buzy
                                                              -----------------
                                                              Peter L. Buzy
                                                              (Chief Financial and Accounting Officer)

Date: June 19, 2000                                           /s/ Jules Blake
                                                              ---------------
                                                              Jules Blake
                                                              Director

Date: June 19, 2000                                           /s/ Gordon S. Macklin
                                                              ---------------------
                                                              Gordon S. Macklin
                                                              Director

Date: June 19, 2000                                           /s/ Ann L. Johnson
                                                              ------------------
                                                              Ann L. Johnson
                                                              Director

Date: June 19, 2000                                           /s/ Douglas J. MacMaster, Jr.
                                                              -----------------------------
                                                              Douglas J. MacMaster, Jr.

                                                              Director

Date: June 19, 2000                                           /s/ John H. Mahar
                                                              -----------------
                                                              John H. Mahar
                                                              Director

Date: June 19, 2000                                           /s/ Sandra Panem
                                                              ----------------
                                                              Sandra Panem
                                                              Director

Date: June 19, 2000                                           /s/ Richard J. Radmer
                                                              ---------------------
                                                              Richard J. Radmer
                                                              Director

Date: June 19, 2000                                           /s/ Eugene H. Rotberg
                                                              ---------------------
                                                              Eugene H. Rotberg
                                                              Director

Date: June 19, 2000                                           /s/ William D. Smart
                                                              --------------------
                                                              William D. Smart
                                                              Director

                                 EXHIBIT INDEX

Exhibit
Number           Exhibit Description
-------          -------------------

   4.1* Form of certificate representing shares of Martek common stock, par value $0.10 per share (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-1, File No.
                  33-68922, declared effective November 23, 1993, and incorporated herein by reference).

   5              Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).

   23.1* Consent of Ernst & Young LLP, as independent auditors for the Company.

   23.2 Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).

   24*            Powers of Attorney (included in the Signature Page to this
                  Registration Statement).

   --------------------
   *Filed herewith.